Exhibit 99.1

Energy Harbor Corp. and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

of Energy Harbor Corp.

Opinion

We have audited the accompanying consolidated financial statements of Energy Harbor Corp. and Subsidiaries (“the Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively “the financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

Sterling Heights, Michigan

April 9, 2024

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME / (LOSS) AND COMPREHENSIVE INCOME / (LOSS)

(amounts in millions)

	Year Ended December 31,
	2023	2022
STATEMENTS OF INCOME / (LOSS)
Revenues	$2,598	$1,520
Operating costs
Fuel and purchased power	930	129
Depreciation and amortization	87	96
Other operating costs	1,271	1,051

Operating income	310	244
Other income / (expense)
Nuclear decommissioning trust results	189	(157)
Other income / (expense), net	35	(3)
Interest expense	(30)	(34)

Income from continuing operations before taxes	504	50
Income tax expense	33	6

Net income from continuing operations	471	44
Loss from discontinued operations	(222)	(151)

Net income / (loss)	249	($107)

STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
Net income / (loss) from continuing operations	$249	($107)
Other comprehensive loss
Pension prior service costs	—	10
Pension actuarial gain	(3)	11

Other comprehensive income	(3)	21

Other comprehensive income, net of tax	(3)	21

Comprehensive income / (loss)	$246	($86)

See notes to the Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in millions)

	December 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$977	$816
Receivables, net	276	237
Materials and supplies inventory	247	257
Derivatives	122	614
Prepayments and other	67	42
Current assets of discontinued operations	—	59

	1,689	2,025
PROPERTY, PLANT AND EQUIPMENT, NET	1,209	1,168
NUCLEAR PLANT DECOMMISSIONING TRUSTS	1,997	1,808
DEFERRED CHARGES AND OTHER ASSETS
Derivatives	22	162
Other	20	39
Non-current assets of discontinued operations	—	62

	42	263

TOTAL ASSETS	$4,937	$5,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$96	$106
Derivatives	187	561
Other	168	193
Current liabilities of discontinued operations	—	44

	451	904
NON-CURRENT LIABILITIES
Asset retirement obligations	1,934	1,897
Long term debt	431	431
Other noncurrent liabilities	135	279
Non-current liabilities of discontinued operations	—	15

	2,500	2,622
TOTAL LIABILITIES	2,951	3,526
STOCKHOLDERS’ EQUITY
Common stock, preferred stock and additional-paid-in-capital	2,029	2,026
Cost of shares held in treasury	(683)	(683)
Accumulated other comprehensive income	10	13
Retained earnings	630	381

	1,986	1,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,937	$5,263

See notes to the Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in millions)

	Twelve Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$249	($107)
Adjustments to reconcile net income / (loss) to cash used for operating activities:
Depreciation, amortization and asset retirement obligation accretion (1)	224	255
Loss on decommissioned / sold assets (2)	181	121
Deferred income taxes	7	(15)
Provision for bad debts	2	3
Unrealized loss / (gain) on derivative transactions	113	(66)
Net results on nuclear decommissioning trust investments	(189)	157
Changes in current assets and liabilities:
Receivables, net	(38)	(19)
Materials and supplies inventory	29	(33)
Prepayments and other current assets	13	12
Accounts payable	(24)	36
Collateral	(22)	55
Other current liabilities and accruals	(79)	(79)
Other deferred charges and assets	38	12

Cash provided from operating activities	504	332
CASH FLOWS FROM INVESTING ACTIVITIES
Capital proceeds	—	2
Capital expenditures (3)	(105)	(93)
Proceeds from the sale of fossil assets	22	—
Disbursements from the sale of fossil assets	(179)	(312)
Nuclear fuel purchases	(81)	(176)
Purchases of securities in nuclear decommissioning trust	(697)	(1,141)
Sale of securities in nuclear decommissioning trust	697	1,141

Cash used for investing activities	(343)	(579)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of remarketed debt	—	561
Repayment of debt	—	(561)

Cash provided from financing activities	—	—
Net change in cash and cash equivalents	161	(247)
Cash and cash equivalents at beginning of the period	816	1,063

Cash and cash equivalents at end of period	$977	$816

SUPPLEMENTAL DISCLOSURE OF CASH INFORMATION
Cash paid for:
Interest	$19	$21

(1)	Depreciation, amortization and asset retirement obligation accretion attributable to discontinued operations is $31 and $73 for the twelve months ended December 31, 2023 and 2022, respectively.
(2)	Loss on decommissioned / sold assets attributable to discontinued operations is $181 and $104 for the twelve months ended December 31, 2023 and 2022, respectively.
(3)

Capital cash expenditures attributable to discontinued operations is zero and $16 for the twelve months ended December 31, 2023 and 2022, respectively. There are no significant non-cash capital or investing expenditures for the twelve months ended December 31, 2023 and 2022, respectively.

See notes to the Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2023 and 2022

(amounts in millions, except number of shares data)

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Income (Loss)		Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value	APIC	Treasury Stock		Retained Earnings
Balance at December 31, 2021	1,987	—	80,725,234	$1	$1,998	($683)	($8)	$488	$1,796

Net loss	—	—	—	—	—	—	—	(107)	(107)
Effects related to pension obligations	—	—	—	—	—	—	21	—	21
Stock based compensation	485	—	969,184	—	27	—	—	—	27

Balance at December 31, 2022	2,472	—	81,694,418	$1	$2,025	($683)	$13	$381	$1,737

Net income	—	—	—	—	—	—	—	249	249
Effects related to pension obligations	—	—	—	—	—	—	(3)	—	(3)
Stock based compensation	352	—	533,504	—	3	—	—	—	3

Balance at December 31, 2023	2,824	—	82,227,922	$1	$2,028	($683)	$10	$630	$1,986

See notes to the Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

1.	Business, Basis of Presentation and Summary of Accounting Policies

Description of Business

Energy Harbor Corp. (and its consolidated subsidiaries, except as the context may otherwise require, “Energy Harbor,” “we,” “our,” “us,” “EH” or “the Company”) is a privately held energy producer and retailer, headquartered in Akron, Ohio. We serve nearly one million residential, commercial and industrial customers and operate a fleet of nuclear fuel generators in Ohio and Pennsylvania.

The Company conducts all of its wholesale generation business in the PJM Regional Transmission Organization (“RTO”), which includes Ohio, Pennsylvania, and West Virginia, along with a number of other states, and conducts retail operations in those states as well as other states within PJM Interconnection L.L.C. (“PJM”) and the Midcontinent Independent System Operator, Inc. RTO (“MISO”). Through its subsidiaries, Energy Harbor participates in both the generation wholesale and retail markets by selling power and providing energy-related products in the PJM and MISO regions. Our retail business operates through Energy Harbor, LLC, which supplies electricity and natural gas to end-use customers through retail arrangements, including retail sales to customers primarily in Ohio, Pennsylvania, Illinois, Michigan, New Jersey and Maryland, and the provision of partial provider of last resort and default service for various utilities in Ohio, Pennsylvania and Maryland.

Discontinued Operations

A component of an entity that is disposed of by sale or abandonment is reported as discontinued operations if the transaction represents a strategic shift that will have a major effect on an entity’s operations and financial results. The results of discontinued operations are aggregated and presented separately in the Consolidated Statement of Income / (Loss). Assets and liabilities of the discontinued operations are aggregated and reported separately as assets and liabilities of discontinued operations in the Consolidated Balance Sheet, including the comparative prior year period. The Company is presenting the Consolidated Statements of Cash Flows at the consolidated level with additional required disclosures related to the discontinued operations in the footnotes to the Statement. Amounts presented in discontinued operations have been derived from our consolidated financial statements and accounting records using the historical basis of assets, liabilities, and historical results of Energy Harbor.

Refer to Note 2, Discontinued Operations, for additional information.

Strategic Transaction

On March 6, 2023, Vistra Operations Company LLC, a Delaware limited liability company (“Parent”) and a wholly owned indirect subsidiary of Vistra Corp. (“Vistra”), and Black Pen Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), executed a definitive agreement with the Company (the “Transaction Agreement”), pursuant to which the Company will merge with Merger Sub, with the Company continuing as the surviving corporation. The Transaction Agreement has been approved by the Company’s Board of Directors (the “Board”) and stockholders. The transaction is subject to various conditions, including, among others, receipt of all requisite regulatory approvals, which includes approvals by the Nuclear Regulatory Commission (“NRC”) and the Federal Energy Regulatory Commission (“FERC”), and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). On May 22, 2023, each of the Company and Vistra

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

received a request for additional information and documentary material (commonly known as a “second request”) from the Department of Justice (the “DOJ”) in connection with the proposed transaction. Issuance of the second request extends the waiting period under the HSR Act until 30 days after the Company and Vistra have substantially complied with the second request, unless that period is extended voluntarily by the parties or otherwise terminated by the DOJ. The Company and Vistra complied with the second request on August 31, 2023. On August 17, 2023, FERC issued a letter requesting additional information from the Company and Vistra regarding the proposed transaction. On September 18, 2023, the Company and Vistra submitted the requested additional information to FERC. Subsequently, on October 13, 2023, FERC issued an order extending the time period by which FERC must take action on the application until April 11, 2024. On January 2, 2024, Vistra filed an application with FERC to divest Richland-Stryker Generation, LLC, which is in the same wholesale market as the Company’s generation. On September 28, 2023, the NRC approved the license transfers associated with the transaction. On February 16, 2024, the Company and Vistra obtained FERC approval to move forward with the transaction. The companies closed the transaction on March 1, 2024.

Basis of Presentation

The consolidated financial statements (the “financial statements”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the consolidated financial statements as well as tables in the notes thereto are stated in millions of U.S. dollars unless otherwise indicated.

Prior Period Financial Information

In the second quarter of 2022, the Company updated its financial statement presentation to reclassify a portion of settled derivative transactions from revenue to purchased power on the statement of income / (loss) to better represent the economics of the transactions. Prior periods have been updated to conform to the current presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. We have evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less. The Company maintains cash in bank accounts that may exceed the Federal Deposit Insurance Corporation (“FDIC”) limits and recognizes that this is a normal business risk.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Credit Losses

Trade receivables are reported in the balance sheet net of an allowance for credit losses. The Company accrues an allowance for current expected credit losses based on estimates of uncollectible revenues by analyzing accounts receivable aging, historical collections and delinquencies, and other customer and economic factors, as appropriate.

The following table, which is presented in thousands versus millions, provides activity in the allowance for credit losses account for the twelve months ended December 31, 2023 and 2022.

	Year Ended
(In thousands)	2023	2022
Balance at beginning of period	$1,893	$1,381
Provision for credit losses	2,530	2,543
Write-offs	(2,844)	(2,358)
Recoveries	178	327

Balance at end of period	$1,757	$1,893

Materials and Supplies Inventory

Materials and supplies inventory includes fuel inventory and generation plant materials, net of reserve for excess and obsolete inventory. Materials are generally charged to inventory at weighted average cost when purchased and expensed or capitalized, as appropriate, when used or installed. Fuel stock and natural gas in storage are generally reported at the lower of cost when purchased (calculated on a weighted average basis) or net realizable value and recorded to fuel expense when consumed.

Refer to Note 6, Materials and Supplies Inventory, for more information.

Nuclear Fuel

Nuclear fuel is capitalized and reported as a component of our property, plant and equipment in our consolidated balance sheets. Amortization of nuclear fuel is calculated on the units-of-production method and is reported as a component of fuel and purchased power costs in our consolidated statements of income (loss) and comprehensive income (loss).

Property, Plant and Equipment

Property, plant and equipment reflects original cost, including payroll and related costs such as taxes, employee benefits, administrative and general costs, and interest costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Energy Harbor recognizes liabilities for planned major maintenance projects as they are incurred.

Depreciation of our property, plant and equipment (except for nuclear fuel) is calculated on a straight-line basis over the estimated lives based on management’s estimates of the assets’ economic useful lives.

Refer to Note 7, Property, Plant and Equipment, for more information.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Investments

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the consolidated balance sheets at cost, which approximates their fair market value.

Investments other than cash and cash equivalents include equity securities and available-for-sale (“AFS”) debt securities held within the Nuclear Decommissioning Trust (“NDT”). Energy Harbor has no debt securities held for trading purposes.

For AFS debt securities, unrealized gains are recognized in accumulated other comprehensive income (“AOCI”) and losses are recognized in AOCI to the extent there are sufficient unrealized gains to absorb the loss. Otherwise, unrealized losses on AFS debt securities are recognized in income.

Revenue Recognition

The Company accounts for revenues from contracts with customers under Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers.” Other non-customer revenues are derived from byproducts and derivative financial instruments and are not revenues from contracts with customers; such revenues are accounted for under other applicable U.S. GAAP guidance.

Refer to Note 4, Revenues, for additional information.

Income Taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of assets and liabilities, as well as differences relating to the timing of recognition of income and expenses. Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The Company assesses the realizability of deferred tax assets and records valuation allowances when it is more likely than not (a likelihood of more than 50 percent) that a deferred tax asset will not be realized.

The Company recognizes tax benefits for uncertain tax positions when it is concluded that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are subsequently recognized when they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

The effective tax rate for the years ended December 31, 2023 and 2022 was 7% and 12%, respectively.

Refer to Note 9, Income Taxes, for additional information.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Derivative Financial Instruments and Mark-to-Market Accounting

Energy Harbor is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy delivery. To manage the volatility related to these exposures, Energy Harbor’s management has designed and implemented risk management programs and oversees compliance with corporate risk management policies and practices.

The Company uses a variety of derivative instruments to manage commodity price risk. If the instrument meets the definition of a derivative under GAAP related to derivative instruments and hedging activities, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses. This recognition is referred to as mark-to-market accounting. Accounting standards related to derivative instruments and hedging activities allow for normal purchase and sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. Normal purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting if the normal purchase or sale election is made; the normal purchase and normal sales exemption was elected for certain instruments. Accounting standards also permit an entity to designate certain qualifying derivative contracts in a hedge accounting relationship, whereby changes in fair value are not recognized immediately in earnings. Energy Harbor does not have derivative instruments with hedge accounting designations.

Refer to Note 8, Fair Value Measurements, for additional information on the Company’s valuation techniques.

The fair values of our unsettled derivative instruments under mark-to-market accounting are reported in the consolidated balance sheets as derivative contractual assets or liabilities. We report derivative assets and liabilities in the consolidated balance sheet without taking into consideration netting arrangements we have with counterparties. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. Unrealized gains and losses arising from changes in the fair value of these derivative instruments, as well as realized gains and losses upon settlement of the instruments, are reported in the consolidated statements of loss and comprehensive loss in revenues, purchased power costs and other operating costs.

Refer to Note 10, Derivative Instruments, for additional information.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Fair Value Measurements

The carrying amount of cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these instruments. Other balance sheet amounts are carried at fair value based on fair value techniques typically associated with the nature of the asset or liability.

See Note 8, Fair Value Measurements, for a further discussion of fair value of financial instruments.

Asset Retirement Obligations

Energy Harbor recognizes an Asset Retirement Obligation (“ARO”) for the future decommissioning of its nuclear power plants and future remediation of other environmental liabilities associated with certain of its long-lived assets. The ARO liability represents an estimate of the fair value of Energy Harbor’s current obligation related to nuclear decommissioning and the retirement or remediation of environmental liabilities of other assets. A fair value measurement inherently involves uncertainty in the amount and timing of settlement of the liability. Energy Harbor uses an expected cash flow approach to measure the fair value of the nuclear decommissioning and environmental remediation ARO, considering the expected timing of settlement of the ARO based on the expected economic useful life of the plants, including the likelihood that the facilities will be deactivated before the end of their estimated useful lives. The fair value of an ARO is recognized in the period in which it is incurred. Over time, the liability is accreted for the change in present value.

The cash outflows for all the Nuclear plants were updated in the fourth quarter of 2022 based on new decommissioning cost studies performed by a third-party engineering firm. Changes in the timing or estimated future cash flows result in an adjustment to the carrying amount of the ARO.

Upward revisions (that only include the incremental cash flows over the initial projections) are discounted using the credit-adjusted risk-free rate in effect at the time of the change in estimate and also consider the market risk premium that would be appropriate at that time. The incremental cash flows associated with upward revisions are considered new AROs (or a new layer) and would be measured at fair value under the guidance.

Downward revisions in the amount of undiscounted estimated cash flows are discounted using the credit-adjusted risk-free rate that existed when the original liability was recognized. A downward revision does not take into account current market interest rates and credit spread and, therefore, is not a fair value measurement subject to the guidance in ASC 820.

AROs that have not changed from prior periods are not remeasured and continue to be carried at fair value calculated when the obligation was recognized.

As a result of the new decommissioning cost estimates, the Company reduced its ARO liability in the fourth quarter of 2022, by approximately $218.

Refer to Note 11, Asset Retirement Obligations, for additional information.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Pension

Energy Harbor provides defined pension benefits to certain of its bargaining unit employees.

Refer to Note 12, Pension, for additional information.

Stock-Based Compensation

Energy Harbor provides stock-based compensation in the form of restricted stock units and restricted stock grants to certain employees. The Company measures stock-based compensation cost based on the estimated fair value of the award on the grant date and recognizes the expense over the requisite service period, typically on a straight-line basis. The fair value of equity awards is recognized as expense in the same period and in the same manner as if Energy Harbor had paid cash for the goods or services. Forfeitures are recognized as they occur.

Refer to Note 13, Stock-Based Compensation, for additional information.

Leases

The Company adopted ASC 842, Leases, on January 1, 2022, using the alternative transition method. Under the alternative transition method, the effects of initially applying the new guidance were recognized as a cumulative-effect adjustment to retained earnings at the date of initial application, which was January 1, 2022, and prior periods were not restated.

As part of transitioning to ASC 842, the Company elected to apply the package of transition practical expedients within the guidance. As required by the standard, these expedients have been elected as a package, and consistently applied across the Company’s lease portfolio.

As a result of adopting ASC 842 and election of the transition practical expedients, the Company recognized right-of-use (“ROU”) assets and lease liabilities for those leases classified as operating leases under ASC 840 that continued to be classified as operating leases under ASC 842 at the date of initial application.

In applying the alternative modified retrospective transition method, the Company measured lease liabilities at the present value of the sum of remaining minimum lease payments. Further, the Company elected to exclude fixed executory costs as a part of minimum lease payments. The Company’s operating lease liabilities have been measured using the Company’s risk-free rates as of January 1, 2022 (the date of initial application). Additionally, the Company’s operating lease ROU assets have been measured as the initial measurement of applicable lease liabilities adjusted for any unamortized initial direct costs, prepaid/accrued rent, unamortized lease incentives, and any ASC 420 liabilities.

Adoption of ASC 842 effective beginning January 1, 2022, and application of the alternative modified retrospective transition method resulted in:

(1) assets increased by $10, primarily representing recognition of right-of-use assets for operating leases;

(2) liabilities increased by $10, primarily representing recognition of lease liabilities for operating leases;

Adoption of this standard did not have a material impact on the Company’s consolidated income statement, consolidated statement of changes in equity and consolidated statement of cash flows.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

In accordance with ASC 842, the Company determines whether an arrangement is a lease at contract inception by determining if the contract conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration.

The Company’s classes of assets include real estate and equipment. All leased assets have been classified as operating lease arrangements.

Operating lease balances are included in lease ROU assets, other current liabilities, and lease liabilities in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any prepaid lease payments made, less lease incentives. The ROU asset is subject to testing for impairment if there is an indicator for impairment, as is the case for owned assets. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are reported together as fixed lease expense. The fixed lease expense is recognized on a straight-line basis over the life of the lease.

The Company’s lease terms include the impact of options to extend or terminate the lease when it is reasonably certain that the options will be exercised or not exercised, as appropriate.

When the rate implicit in the lease is not readily determinable, we have elected to use a risk-free discount rate by class of underlying asset. The risk-free rate is determined using a period comparable to that of lease term. Energy Harbor has elected to use risk-free rate (US Treasury rate) as an input to IBR rate.

The Company has elected the practical expedient within ASC 842 not to combine separate lease and non-lease components within lease transactions for all classes of assets. Additionally, the Company has elected the short-term lease exception for all classes of assets and does not apply the recognition requirements in ASC 842 for leases of 12 months or less and recognizes lease payments for short term leases as expense either straight-line over the lease term or as incurred, depending on whether the lease payments are fixed or variable.

Refer to Note 5, Leases, for additional information.

Recently Adopted Pronouncements

The company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326) as of January 1, 2023. Management determined the only Energy Harbor asset that is in scope under Topic 326 is retail accounts receivable, as all other significant assets are measured at fair value. Energy Harbor uses historical data, spanning several years, to understand aging trends by account status, sales segment and bill method. The results of this analysis are applied against the current reporting month to forecast future credit losses. In applying the CECL method, which takes into consideration, historical data, continuous monitoring for customer bankruptcy, economic conditions, and world events, and applying the average monthly write-offs, the company estimates credit losses at $2.8 compared to the historical method calculation of $1.8. The company has determined this is not materially different than our previous calculation for the estimated uncollectible allowance for doubtful accounts.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Recently Issued Pronouncements

In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740) Improvements to Income Tax Disclosures.” For entities other than public business entities, the amendments require qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. The amendments will also require certain additional disclosure around income taxes paid as well as modify certain other tax related disclosures. The amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact this guidance will have on the Company’s disclosure.

Subsequent Events

The Company has performed a review of events subsequent to the consolidated balance sheet date through April 9, 2024, the date the consolidated financial statements were available to be issued and have determined that there are no material events that have occurred other than disclosed in Note 15.

2. Discontinued Operations and Asset Divestitures

On March 14, 2022, the Company announced its plan to become a 100% carbon free, energy infrastructure company in 2023 with the exit of the fossil business through a sale or deactivation of its fossil power stations as well as the divestiture of other non-core ancillary properties relating to its fossil business collectively (the “Fossil Fuel Business”). On October 7, 2022, the Company approved a plan to divest its remaining fossil assets: the Pleasants and Sammis power facilities and the Hollow Rock landfill. The Sammis power facility was deactivated in the second quarter of 2023 which resulted in the classification of the Fossil Fuel Business assets as held for sale. This required the Company to report Fossil Fuel Business as discontinued operations in the period, as well as all prior periods presented, in the consolidated financial statements.

On May 31, 2022, the Company completed the sale of all the assets and liabilities associated with certain legacy fossil plants. As part of the transaction, the Company received a nominal amount of cash and the buyer assumed all of the asset retirement and environmental obligations associated with those plants. As a result of the completed transaction, the Company recognized a book gain of $55 in the second quarter of 2022 in other income/(expense) in the statement of income / (loss).

The sale of the Pleasants facility closed on December 29, 2022, resulting in a recorded loss of $28 in the fourth quarter of 2022 in other income / (expense) in the statement of income / (loss), but the Company continued to operate the plant under a lease back with the buyer. On August 1, 2023, the Company completed a transaction pursuant to which ownership of the Pleasants facility was transferred to a new buyer and the lease back of the facility terminated in connection with the completion of such transaction. As a result of the transfer, the Company received proceeds of $21.5 from the buyer.

Additionally in the fourth quarter of 2022, the Company completed the previously approved sale to divest its Little Blue Run and Hatfield landfills, which included the buyer assuming all liabilities to deactivate and remediate the landfills. As a result of the sale of these landfills, the Company recorded a loss of $149 in the fourth quarter of 2022 in other income / (expense) in the statement of income.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The Company closed on the Sammis, Hollow Rock landfill, and additionally, the Eastlake plant, sale on September 8, 2023. As a result of the sale, there was a net cash disbursement of $130.6 related to disposals of various property, plant and equipment with a net loss of $144.7. In December of 2023, the Lake Shore land sale closed which resulted in a net cash disbursement of $23.5 and a net loss of $23.7.

The Fossil Fuel Business operating results are reflected as discontinued operations in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for all periods presented as follows:

	Year Ended December 31,
	2023	2022
STATEMENTS OF (LOSS) / INCOME
Revenues	$158	$485
Operating costs
Fuel and purchased power	102	320
Depreciation and amortization	31	73
Other operating costs	89	144

Operating loss	(64)	(52)
Other expense
Other expense	(181)	(120)

Loss from discontinued operations before taxes	(245)	(172)
Income tax benefit	(23)	(21)

Net loss from discontinued operations, net of tax	($222)	($151)

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The Fossil Fuel Business assets and liabilities are reflected as assets and liabilities of discontinued operations in the Company’s Consolidated Balance Sheets for all periods presented as follows:

	December 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Receivables, net	—	$2
Materials and supplies inventory	—	40
Prepayments and other	—	17

Current assets of discontinued operations	—	59
PROPERTY, PLANT AND EQUIPMENT, NET	—	61
DEFERRED CHARGES AND OTHER ASSETS
Other	—	1

Non-current assets of discontinued operations	—	62
TOTAL ASSETS	—	$121

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	—	$26
Other	—	18

Current liabilities of discontinued operations	—	44
NON-CURRENT LIABILITIES
Asset retirement obligations	—	13
Other noncurrent liabilities	—	2

Non-current liabilities of discontinued operations	—	15
TOTAL LIABILITIES	—	$59

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

3. Capitalization

Equity

Common Stock

As of December 31, 2023 and 2022, there were 500 million shares of common stock authorized for issuance, each with a par value of $0.001 per share. There were approximately 82.2 and 81.7 million shares issued and outstanding as of December 31, 2023 and 2022, respectively. All shares of common stock have the same voting rights.

The Company has paid no dividends for the for the twelve months ended December 31, 2023 and 2022.

Preferred Stock

In connection with the company’s emergence from bankruptcy on February 27, 2020, the Company issued to certain employees approximately 3,000 shares (in the aggregate) of Series A preferred stock and Series B preferred stock, each with a par value of $0.001 per share. Each share of preferred stock is subject to vesting based upon time and equity return thresholds and vested shares are redeemable and convertible under certain circumstances, with each vested share being currently convertible into 1,000 shares of Company common stock. Approximately 352 and 485 shares of such preferred stock vested in accordance with their terms in December 31, 2023, and 2022, respectively.

Treasury Stock

The Board previously authorized management to repurchase up to $800 of the Company’s outstanding common stock in a program that ended late 2020. As of December 31, 2023, and 2022, approximately 20.4 million shares had been repurchased at a total cost of $683 pursuant to the authorization.

Accumulated Other Comprehensive Income

As of December 31, 2023, and 2022, the cumulative effects related to changes in fair value of pension assets and obligations recognized in accumulated other comprehensive income were $10 and $13, respectively. For the twelve months ended December 31, 2023, we recognized $3 in other comprehensive income related to actuarial losses due to plan changes. In the year ended December 31, 2022, we recognized $21 in other comprehensive income, including immediate recognition of $10 of unamortized prior service costs and $11 of net unrecognized gains / losses due to plan changes, in addition to the amortization of prior service costs.

Debt

As of December 31, 2023, and 2022, the Company had the following outstanding debt:

	Interest Rate	December 31, 2023	December 31, 2022
Energy Harbor Generation LLC (EHG) secured notes	3.375%	$100	$100
	3.750%	46	46
Energy Harbor Nuclear Generation LLC (EHNG) secured notes	4.750%	285	285

Total value of oustanding secured notes		$431	$431

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Interest on EHG and EHNG notes is paid semi-annually with the specific dates depending on the debt issuance.

The EHG and EHNG notes are secured by first mortgage bonds issued by EHG and EHNG, as applicable, which are in turn secured by a first lien security interest on substantially all of the applicable operating subsidiaries’ property, plant, and equipment used in the generation and production of electricity. Energy Harbor Corp., the holding company, has provided an unsecured guarantee of the secured notes. These secured notes are considered long-term in nature and are presented as long-term debt on the consolidated balance sheets.

Both of the EHG secured notes are set using a long-term interest rate mode ending on their maturity dates, October 1, 2047 for the $46 notes, and August 1, 2029 for the $100 notes. The bonds for both notes were sold to funds affiliated with a stockholder of the Company.

On May 2, 2022, EH Corp entered into a note purchase agreement with respect to the issuance and sale of secured notes in the amount of $276 with an annual interest rate of 7%, original issue discount of 3% and a maturity date of May 2, 2023. This note and associated accrued interest were repaid in full on July 15, 2022.

On May 17, 2022, Energy Harbor Nuclear Generation LLC entered into purchase agreements with various funds affiliated with a stockholder of the Company with respect to the remarketing of $285 aggregate principal amount of its secured notes that had an annual interest rate of 4.375%. In connection with such agreements, the bonds were converted from a five-year rate mode to a long-term rate mode ending on their maturity date of June 1, 2033 (or in the case of one series of secured notes on July 1, 2033). Upon the closing of the remarketing of these secured notes, the interest rate for each series were set at 4.75%. Except for the modification in the interest rate and the mandatory repurchase date described above, the terms of the bonds were not modified, including the maturity date.

4. Revenues

The following table represents a disaggregation of revenue from contracts with customers by type of service for the twelve months ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Contract sales	$2,235	$1,997
Wholesale sales	47	140
Financially settled sales	252	(679)
Transmission sales	58	61

Total customer revenues	2,592	1,519
Other non-customer revenues	6	1

Total revenues	$2,598	$1,520

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Energy Harbor primarily provides energy and energy related services, including the generation and sale of electricity through retail and wholesale competitive supply arrangements. Contract sales consist of competitive sales to large commercial and industrial customers, products delivered to electric distribution companies to provide to their end-use non-shopping customers, governmental aggregation sales, municipality sales, bilateral sales, mass market and sales to small commercial and industrial customers. Wholesale sales consist of generation and capacity sales solely to PJM. Financially settled sales with third parties are sell side hedging transactions settled in the period. Transmission sales are derived from ancillary services, which help balance the transmission system. Other non-customer revenues are derived from byproducts and derivatives and are not revenues from contracts with customers.

Electricity revenues are recognized over time as power is delivered to the customer, and the customers consume the electricity immediately as delivery occurs. Capacity revenues resulting from plants standing ready to produce electricity are recognized ratably over the PJM planning year at prices cleared in the annual base residual auction and incremental auctions.

The power produced at our generation plants is sold into the PJM market and we may also purchase power from PJM and other RTOs to supplement power supplied to customers. Sales of energy into the PJM spot market (wholesale sales) are accounted for as we deliver energy into the market, at which point pricing and quantities are known. Generally, these power sales from generation and purchases to serve load are netted hourly and reported as either revenues or purchased power on the consolidated statements of income / (loss) and comprehensive income / (loss), based on whether Energy Harbor was a net seller or buyer each hour. Capacity purchases and sales through PJM Reliability Pricing Model base residual auctions are reported within revenues on the consolidated statements of income / (loss) and comprehensive income / (loss). Certain capacity income (bonuses) and charges (penalties) related to the availability of units that have cleared in auctions are unknown and not recorded in revenue until the over or under performance of the units occurs and such bonuses or penalties are realized.

The majority of Energy Harbor’s contract sales are full requirements contracts in that the quantity of energy purchased is not stipulated in the contract but based on the needs of the customer. The volume variability within these types of contracts is resolved and accounted for as purchased power (netted with wholesale sales) that is triggered as the customer uses power. Energy Harbor may have contract sales that include energy as well as other services such as renewable energy requested by the customer, ancillary services and/or capacity. We have analyzed these contracts and determined, apart from energy sales that include renewable power, that these contracts do not have multiple performance obligations that are capable of being distinct within the context of the contract and therefore are not separable. Providing renewable power to customers occurs over time in conjunction with the delivery of electricity resulting in no difference in the timing of revenue recognition.

Energy Harbor follows the accrual method of accounting for revenues, recognizing revenue for electricity that has been delivered to customers but not yet billed through the end of the accounting period. The determination of electricity sales to individual customers is based on meter readings, which occur on a systematic basis throughout each month. At the end of each month, electricity delivered to customers since the last meter reading is estimated and a corresponding accrual for unbilled sales is recognized. The determination of unbilled sales and revenues requires management to make estimates regarding electricity available for retail load, demand by customer class, applicable billing demands, weather-related impacts, number of days unbilled and tariff rates in effect within each customer class. Customer payments are generally due within 30 days.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

5. Leases

Reconciliation to statement of financial position

Supplemental statement of financial position information related to leases as of the years ended December 31, 2023 and 2022, are as follows:

	December 31,	December 31,
Right-of-use asset	2023	2022
Operating	$8	$10

Total right-of-use assets	$8	$10

Lease liability
Operating lease
Current	$2	$2
Non-current	6	8

Total lease liabilities	$8	$10

Lease cost and reconciliation to income statement

Lease costs incurred by lease type, and/or type of payment for the years ended December 31, 2023 and 2022, are as follows:

	Year Ended December 31,
Lease cost	2023	2022
Operating lease cost	$1	$2
Short-term lease cost	5	3

Total lease cost	$6	$5

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Other supplemental lease disclosures

Other supplemental quantitative disclosures as of the years ended December 31, 2023 and 2022, are as follows:

	December 31, 2023	December 31, 2022
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$2	$2
Right-of-use assets obtained in exchange for new operating lease liabilities	8	10
Weighted-average remaining lease term:
Operating leases	8	8
Weighted-average discount rate:
Operating leases	0.4%	0.4%

Undiscounted lease commitments

Estimated undiscounted future lease payments under non-cancellable operating leases, along with a reconciliation of the undiscounted cash flows to operating liabilities, as of December 31, 2023, are as follows:

Operating lease liabilities
Lease Maturity
2024	$2
2025	1
2026	1
2027	1
2028	1
Thereafter	2

Total undiscounted future cash flows	$8
Less: Imputed Interest	—

Present value of future cash flows	$8

Presentation on statement of financial position
Current	$2
Non-current	$6

As of the reporting date, there are no such leases which have not yet commenced but create significant rights and obligations.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

6. Materials and Supplies Inventory

The following is a summary of materials and supplies inventory by classification as of:

	December 31, 2023	December 31, 2022
Plant materials and operating supplies	$206	$188
Renewable energy credits	40	67
Natural gas	1	2

Total materials and supplies inventory	$247	$257

7. Property, Plant and Equipment

The following is a summary of property, plant and equipment by classification as of:

	December 31, 2023	December 31, 2022
Personal property	$1,136	$1,020
Nuclear fuel	593	514

Property, plant and equipment, gross	1,729	1,534
Accumulated depreciation & amortization	(520)	(366)

Property, plant and equipment, net	$1,209	$1,168

Depreciation expense included in the consolidated statements of income / (loss) and comprehensive income / (loss) for the year ended December 31, 2023 and 2022 was, $156 and $142, respectively of which $51 and $56, respectively was recorded to depreciation expense and $105 and $86, respectively was recorded to fuel and purchased power associated with the depreciation of nuclear fuel.

8. Fair Value Measurements

Certain assets and liabilities are required to be presented at fair value on the consolidated balance sheets.

The Company uses several valuation techniques to measure the fair value of assets and liabilities required to be presented at fair value. We categorize our assets and liabilities recorded at fair value using the following fair value hierarchy, as established by GAAP:

Level 1 valuations use quoted prices for identical instruments in active markets.

Level 2 valuations use quoted prices for similar instruments in active markets and markets that are not active, as well as model-derived valuations using inputs from observable market data.

Level 3 valuations use unobservable inputs, which are only used to the extent observable inputs are unavailable. In these situations, little, if any, market activity for the asset or liability is available, requiring management to utilize the most relevant market information available as well as internally developed inputs and methods. As of September 30, 2023, and December 31, 2022, there were no assets or liabilities recorded at fair value using Level 3 valuation techniques.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The fair value hierarchy prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to Level 1 measurements and the lowest priority to Level 3 measurements.

Energy Harbor primarily applies the market approach for recurring fair value measurements using the best information available. Accordingly, Energy Harbor maximizes the use of observable inputs and minimizes the use of unobservable inputs. The determination of the fair value measures takes into consideration various factors, including but not limited to, nonperformance risk, counterparty credit risk and the impact of credit enhancements (such as cash deposits, letter of credit and priority interests). The impact of these factors was not significant to the fair value measurements.

The following tables set forth the recurring assets and liabilities that are accounted for at fair value by level within the fair value hierarchy as of December 31, 2023 and 2022, respectively:

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Nuclear decommissioning trusts:
Short-term cash investments	$72	—	—	$72
Equity securities (1)	707	—	—	707
Corporate debt securities	—	$889	—	889
Foreign government debt securities	—	40	—	40
U.S. government debt securities	—	235	—	235
U.S. state debt securities	—	14	—	14
Mortgage-backed securities	—	14	—	14
Derivative assets – commodity contracts	—	144	—	144
Other (2)	924	—	—	924

Total assets	1,703	1,336	—	3,039
Liabilities
Derivative liabilities – commodity contracts	—	(203)	—	(203)

Total liabilities	—	(203)	—	(203)

Net assets (3)	$1,703	$1,133	—	$2,836

(1)	NDT funds hold equity portfolios whose performance is benchmarked against the S&P 500 Low Volatility High Dividend Index, S&P 500 Index, MSCI World Index and MSCI AC World IMI Index.
(2)	Primarily consists of short-term cash investments.
(3)	Excludes $18 million of income tax receivable and $8 million of other receivables, payables, and accrued income associated with financial instruments reflected within the fair value table.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Nuclear decommissioning trusts:
Short-term cash investments	$80	—	—	$80
Equity securities (1)	560	—	—	560
Corporate debt securities	—	$848	—	848
Foreign government debt securities	—	39	—	39
U.S. government debt securities	—	202	—	202
U.S. state debt securities	—	14	—	14
Mortgage-backed securities	—	14	—	14
Derivative assets – commodity contracts	—	776	—	776
Other (2)	764	—	—	764

Total assets	1,404	1,893	—	3,297
Liabilities
Derivative liabilities – commodity contracts	—	(722)	—	(722)

Total liabilities	—	(722)	—	(722)

Net assets (3)	$1,404	$1,171	—	$2,575

(1)

NDT funds hold equity portfolios whose performance is benchmarked against the Standard & Poor’s Rating Service (“S&P”) 500 Low Volatility High Dividend Index, S&P 500 Index, MSCI World Index and MSCI AC World IMI Index.

(2)	Primarily consists of short-term cash investments.
(3)	Excludes $53 of income tax receivable ($2) of receivables, payables, taxes and accrued income associated with investments reflected within the fair value table

The following table summarizes the amortized cost basis, unrealized gains, unrealized losses, and fair values of investments held in NDTs as of December 31, 2023 and 2022, respectively. For available-for-sale (“AFS”) debt securities, unrealized gains are recognized in AOCI, and losses are recognized in AOCI to the extent there are sufficient unrealized gains to absorb the loss. Otherwise, unrealized losses on AFS debt securities are recognized in income:

	December 31, 2023
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$518	$189	—	$707
Debt securities	$1,142	$50	—	$1,192

	December 31, 2022
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$508	$62	($10)	$560
Debt securities	$1,113	$15	($11)	$1,117

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Proceeds from the sale of investments in equity and AFS debt securities, realized gains and losses on those sales, other-than-temporary-impairment (“OTTI”) and interest and dividend income for the twelve months ended December 31, 2023 and 2022 were as follows:

	Year Ended December 31,
	2023	2022
Sale proceeds	$697	$1,140
Realized gains	$44	$45
Realized losses	($39)	($59)
OTTI	($20)	($166)
Interest and dividend income	$59	$60

9. Income Taxes

Energy Harbor records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Deferred income tax liabilities related to temporary tax and accounting basis differences and deferred income tax assets related to tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

The components of the provision for income taxes including discontinued operations for the years ended December 31, 2023 and 2022 are as follows:

	Year Ended December 31,
	2023	2022
Current:
Federal	—	—
State	$3	($2)
Deferred:
Federal	$7	$8
State	—	—

Total tax expense	$10	$6

The provision for income taxes differs from the amount that would result from applying the federal statutory rate of 21% to income before income taxes primarily due to return-to-provision adjustment, state income taxes, net of federal impact and the federal income tax impact of the valuation allowances offsetting the other tax expenses generated during the year.

As of December 31, 2023, and 2022, the deferred tax liabilities are $14 and $6, respectively, and are recorded as other noncurrent liabilities on the consolidated balance sheet. The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2023 and 2022 include basis differences in (i) asset retirement obligations, (ii)nuclear decommissioning trust assets, (iii) non-deductible reserves and allowances, (iv) property plant and

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

equipment and nuclear fuel, principally due to differences in depreciation, and(v) net operating loss carryforwards. The Company’s net deferred tax asset (liability) as of December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred tax asset	$1,068	$1,075
Valuation allowance on deferred tax asset	(411)	(455)
Deferred tax (liability)	(671)	(627)

Net deferred tax asset/(liability)	$(14)	$(7)

The Company assesses the realizability of deferred tax assets and records valuation allowances when it is more likely than not (a likelihood of more than 50 percent) that a deferred tax asset will not be realized. As of December 31, 2023, and 2022, the Company has recorded valuation allowances over certain deferred tax assets equal to $411 and $455, respectively due to the lack of sufficient periods of profitability following bankruptcy emergence and will be reassessed each year going forward.

As of December 31, 2023, and 2022, the Company had US federal net operating losses (“NOLs”) equal to $498 and $557, respectively. $38 of the $498 expires between 2032 and 2037. Losses arising in taxable years beginning after December 31, 2020 have an indefinite carryforward period and are limited to 80% of the excess (if any) of the taxable income in the respective period. As of December 31, 2023, and 2022, the Company had US state and local NOLs of $5,775 and $5,816, respectively, which will begin to expire in 2025.

Energy Harbor recognizes interest expense or income and penalties related to uncertain tax positions in income taxes by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken, or expected to be taken, on the tax return. Energy Harbor includes net interest and penalties in the provision for income taxes. As of December 31, 2023, and 2022, the Company has recorded an uncertain tax liability of $2 and $2 associated with its state and local NOL carryforward, respectively. The Company is performing a state attribute analysis and anticipates potential modifications to the uncertain tax liability in the first quarter of 2024. Energy Harbor’s recognition of net interest associated with unrecognized tax benefits in 2023 and 2022 was not material. The Company is not subject to examination by US Federal or various US State jurisdictions for years prior to 2019.

10. Derivative Instruments

Energy Harbor is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy delivery. To manage the volatility related to these exposures, Energy Harbor’s senior management has designed and implemented risk management programs and oversees compliance with corporate risk management policies and established risk management practice.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

We engage in economic hedging activities to manage our exposure related to commodity price fluctuations through the use of financial and physical derivative contracts for commodities. These derivatives are accounted for in accordance with GAAP, which requires that we record all derivatives on the balance sheet at fair value with changes in fair value immediately recognized in earnings as unrealized gains or losses. U.S. GAAP permits an entity to designate qualifying derivative contracts as normal purchases and sales. If designated, those contracts are not recorded at fair value. GAAP also permits an entity to designate qualifying derivative contracts in a hedge accounting relationship. If a hedge accounting relationship is used, a significant portion of the changes in fair value is not immediately recognized in earnings. We have elected not to apply hedge accounting to our commodity contracts, and we have designated contracts as normal purchases and sales in only limited cases, such as our retail sales contracts.

Energy Harbor accounts for derivative instruments on its consolidated balance sheets at fair value unless they meet the normal purchases and sales criteria. Derivative instruments meeting the normal purchases and sales criteria are accounted for under the accrual method of accounting with their effects included in earnings at the time of contract performance.

The Company uses a variety of derivative instruments to manage commodity price risk. Unrealized gains and losses arising from changes in the fair value of these derivative instruments, as well as realized gains and losses upon settlement of the instruments, are reported in the consolidated statements of income (loss) and comprehensive income (loss) in revenues, purchased power costs and other operating costs. Energy Harbor has contractual derivative agreements through 2027.

Set forth below is a description of derivative instruments currently being used by the Company to manage commodity price risk.

•

Commodity Derivatives – Energy Harbor uses both physically and financially settled derivatives to manage its exposure to volatility in commodity prices. Commodity derivatives are used for risk management purposes to hedge exposures when it makes economic sense to do so, including circumstances where the hedging relationship does not qualify for hedge accounting. Commodity swaps and options are used to optimize Company profitability and balance expected sales with expected generation.

•

Financial Transmission Rights (FTRs) – Energy Harbor holds FTRs that generally represent an economic hedge of future congestion charges that will be incurred in connection with Energy Harbor’s load obligations. Energy Harbor acquires the majority of its FTRs in an annual auction through a self-scheduling process involving the use of auction revenue rights allocated to members of PJM that have load serving obligations.

The future obligations for the FTRs acquired at auction are reflected on the consolidated balance sheets and have not been designated as cash flow hedge instruments. Energy Harbor initially records these FTRs at the auction price less the obligation due to PJM, and subsequently adjusts the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Changes in the fair value of FTRs held by Energy Harbor are included in other operating costs as unrealized gains or losses.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Energy Harbor records the fair value of derivative instruments on a gross basis. The following table summarizes the fair value and classification of derivative instruments on the consolidated balance sheets as of December 31, 2023 and 2022, respectively:

	December 31, 2023
	Derivative Assets	Derivative Liabilities
Commodity contracts:
Current	$122	$187
Noncurrent (1)	22	16

Total	$144	$203

(1)	Noncurrent derivative liabilities are included in Other noncurrent liabilities on the consolidated balance sheets.

	December 31, 2022
	Derivative Assets	Derivative Liabilities
Commodity contracts:
Current	$614	$561
Noncurrent (1)	162	161

Total	$776	$722

(1)	Noncurrent derivative liabilities are included in Other noncurrent liabilities on the consolidated balance sheets.

Energy Harbor enters into contracts with counterparties that allow for the offsetting of derivative assets and derivative liabilities under netting arrangements with the same counterparty. These contracts contain margining provisions that require the use of collateral to mitigate credit exposure between Energy Harbor and these counterparties. In situations where collateral is pledged to mitigate exposures related to derivative and non-derivative instruments with the same counterparty, Energy Harbor allocates the collateral based on the percentage of the net fair value of derivative instruments to the total fair value of the combined derivative and non-derivative instruments.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The following table summarizes the fair value of derivative assets and derivative liabilities on Energy Harbor’s balance sheet after taking into consideration the effect of netting arrangements and collateral on its financial position as of December 31, 2023 and 2022:

	December 31, 2023
	Gross Amount	Offsetting Instrument	Cash Collateral (Held) Posted	Net Amounts
Commodity contracts:
Derivative assets	$144	($143)	—	$1
Derivative liabilities	(203)	143	—	(60)

Net amounts	($59)	—	—	($59)

	December 31, 2022
	Gross Amount	Offsetting Instrument	Cash Collateral (Held) Posted	Net Amounts
Commodity contracts:
Derivative assets	$776	($697)	—	$79
Derivative liabilities	(722)	697	—	(25)

Net amounts	$54	—	—	$54

The following table summarizes the volumes associated with the Company’s outstanding derivative transactions for the years ended December 31, 2023 and 2022:

	December 31, 2023
	Purchases	Sales	Net	Units
Electric contracts (1)	17	(9)	7	MWH
Gas contracts (1)	58	(55)	3	MMBTU

(1)	Volumes in millions.

	December 31, 2022
	Purchases	Sales	Net	Units
Electric contracts (1)	26	(26)	—	MWH
Gas contracts (1)	99	(122)	(23)	MMBTU

(1)	Volumes in millions.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The effect of derivative instruments on the Company’s statements of income / (loss) and comprehensive income / (loss) during the years ended December 31, 2023 and 2022 (including the impacts from amounts classified as discontinued operations) are summarized in the following table:

	Year Ended December 31,
	2023			2022
	Commodity Contracts	FTRs	Total	Commodity Contracts	FTRs	Total
Unrealized gain (loss):
Other operating expense	$113	—	$113	$65	—	$65
Realized gain (loss):
Revenues	($249)	$2	($247)	($802)	$3	($799)
Purchased power	$355	($13)	$342	$575	($16)	$559

11. Asset Retirement Obligations

Energy Harbor has recognized applicable legal obligations for AROs and the associated cost primarily for the decommissioning of the Beaver Valley, Davis-Besse and Perry nuclear generating facilities, which aggregate to approximately $1,934 and $1,897 as of December 31, 2023 and 2022, respectively. In addition, the Company has recognized conditional AROs, primarily for asbestos remediation.

Energy Harbor uses an expected cash flow approach to measure the fair value of the nuclear decommissioning, coal and environmental remediation AROs, considering the expected timing of settlement of the ARO based on the expected economic useful life of the plants. Over time, the liability is accreted for the change in present value. The ARO cash outflows for the Nuclear plants were updated in the fourth quarter of 2022 based on new decommissioning cost studies performed by a third-party engineering firm. Changes in the timing or estimated future cash flows resulted in an adjustment to the carrying amount of the ARO and are presented in the rollforward below as a remeasurement adjustment in the year ended December 31, 2022.

The following table summarizes the changes to these obligations, reported as AROs in noncurrent liabilities in our consolidated balance sheet, for the years ended December 31, 2023 and 2022, respectively:

	December 31, 2023	December 31, 2022
Asset retirement obligations at January 1	$1,897	$2,075
Accretion	37	40
Remeasurement	—	(218)

Asset retirement obligations at December 31	$1,934	$1,897

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

12. Pension

Energy Harbor provides a noncontributory qualified defined benefit pension plan that covers certain bargaining unit employees. The Energy Harbor pension plan for collectively bargained employees (the “Pension Plan”) covers employees employed by the Company on or after February 27, 2020, who are covered by a collective bargaining agreement requiring participation in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of ERISA. The Pension Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a traditional retirement plan formula based on years of service and average earnings dependent on the work location. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is our policy to fund the Pension Plan assets to the extent required under existing federal regulations. Energy Harbor also has obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

During the years ended December 31, 2023, and 2022, we recorded changes in the funded status of our pension benefit obligation totaling $(7), and $(7), respectively.

Pension benefit costs are affected by employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plans and earnings on plan assets. Pension benefit costs may also be affected by changes in key assumptions, including anticipated rates of return on plan assets, the discount rates and health care trend rates used in determining the projected benefit obligations for pension costs. Energy Harbor uses a December 31 measurement date for its Pension Plan. The fair value of the plan assets represents the actual market value as of the measurement date.

As of December 31, 2022, the pension formulas for all union groups have been frozen through collective bargaining agreements. All employees covered under collective bargaining agreements are now earning future retirement benefits in the company’s defined contribution program.

Discount Rate—The effective discount rates were determined using the AON AA Above Median yield curve. This yield curve is represented by a series of annualized spot discount rates. For a given future payment stream, the yield curve methodology produces a single equivalent discount rate that may be used for accounting determinations. The single equivalent discount rates from the Aon AA Above Median yield curve were determined using the expected benefit payments from the plan.

Expected Return on Plan Assets—Energy Harbor’s assumed rate of return on pension plan assets considers historical market returns and economic forecasts for the types of investments held by the pension trust. The expected return on pension assets is based on input from investment consultants, including the trusts’ asset allocation targets and the historical performance of risk-based and fixed income securities.

Mortality Rates – We used the Pri-2012 combined healthy (amounts weighted, with separate rates for contingent survivors) projected generationally using scale MP-2021 (base year 2012), to determine the 2023 benefit cost and obligation as of December 31, 2023.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Net Periodic Benefit Costs—Service costs, interest on obligations, expected return on plan assets, amortization of prior service costs, and curtailment costs are reported within Other operating expenses on Energy Harbor’s consolidated statements of income and comprehensive income. Non-service costs are reported within Other Income (Expense) on Energy Harbor’s consolidated statements of income / (loss) and comprehensive income / (loss). Net gain / (loss) and prior service costs are accumulated in other comprehensive income and have not yet been recognized as components of net periodic benefit costs.

Detailed Information Regarding Pension Plan

The following information is based on December 31, 2023, and 2022 measurement dates:

	Year Ended December 31,
	2023	2022
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost:
Effective discount rate for benefit obligation	5.16%	5.34%
Effective rate for interest on benefit obligation	5.03%	5.21%
Effective rate for service cost	n/a	n/a
Effective rate for interest on service	n/a	n/a
Expected return on plan assets	7.05%	7.05%
Rate of compensation increases	Age-Graded	Age-Graded
Components of Net Periodic Benefit Cost:
Service cost	$1	$3
Interest cost	1	1
Expected return on plan assets	(1)	(1)
Amortization of prior service costs (credit) and net (gain) / loss	—	—
Special termination costs	—	—
One-time termination benefits	—	—
Pension & OPEB mark-to market	—	—
Curtailment expense	—	2

Net periodic benefit cost	$1	$5
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net loss / (gain) and prior service (cost) / credit	3	(20)

Total recognized in net periodic benefit cost and other comprehensive income	$4	($15)

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	5.16%	5.34%
Rate of compensation increase	Age-Graded	Age-Graded
Cash balance weighted-average interest crediting rate	4.94%	4.25%

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The changes in benefit obligation and plan assets, funded status and amounts recognized in the balance sheet and accumulated other comprehensive income, for the years ended December 31, 2023 and 2022, are as follows:

	Year Ended December 31,
	2023	2022
Change in Benefit Obligation:
Projected benefit obligation at beginning of period	$22	$41
Service cost	1	3
Interest cost	1	1
Actuarial loss	2	(15)
Actual benefits paid	(1)	(1)
Liability gain due to curtailment	—	(7)

Projected benefit obligation at end of year	$25	$22

Change in Plan Assets:
Fair value of assets at beginning of period	$15	$19
Actual return on plan assets	—	(3)
Employer contributions	3	—
Benefits paid	(1)	(1)

Fair value of assets at end of year	$17	$15

Funded Status:
Projected pension benefit obligation	($25)	($22)
Fair value of assets	17	15

Funded status at end of year	($8)	($7)

Amounts Recognized in the Consolided Balance Sheet Consist of:
Other noncurrent assets	$1	$0
Other noncurrent liabilities	(8)	(7)

Net liability	($7)	($7)

Amounts Recognized in Accumulated Other Comprehensive Income (AOCI) Consist of:
Prior service cost (credit)	—	—
Net actuarial gain	($10)	($13)

Total in AOCI	($10)	($13)

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

	Year Ended December 31,
	2023	2022
Change in Benefit Obligation:
Projected benefit obligation at beginning of period	$22	$41
Service cost	1	3
Interest cost	1	1
Actuarial loss	2	(15)
Actual benefits paid	(1)	(1)
Liability gain due to curtailment	—	(7)

Projected benefit obligation at end of year	$25	$22

Change in Plan Assets:
Fair value of assets at beginning of period	$15	$19
Actual return on plan assets	—	(3)
Employer contributions	3	—
Benefits paid	(1)	(1)

Fair value of assets at end of year	$17	$15

Funded Status:
Projected pension benefit obligation	($25)	($22)
Fair value of assets	17	15

Funded status at end of year	($8)	($7)

Amounts Recognized in the Consolided Balance Sheet Consist of:
Other noncurrent assets	1	—
Other noncurrent liabilities	(8)	(7)

Net liability	($7)	($7)

Amounts Recognized in Accumulated Other Comprehensive Income (AOCI) Consist of:
Net actuarial gain	($10)	(13)

Total in AOCI	($10)	($13)

The following tables set forth pension financial assets that are accounted for at fair value by level within the fair value hierarchy at December 31, 2023 and 2022, respectively. For investments reported at Net Asset Value (“NAV”) where there is no readily determinable fair value, a practical expedient is available that allows the NAV to approximate fair value. Investments that use NAV as a practical expedient are excluded from the requirement to be categorized within the fair value hierarchy tables. Instead, these investments are reported outside of the fair value hierarchy tables to assist in the reconciliation of investment balances reported in the tables to the consolidated balance sheets. Energy Harbor has elected the NAV practical expedient for multi-strategy funds and real estate funds held within the pension plan.

See Note 8, Fair Value Measurements, for a description of each level of the fair value hierarchy.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

	December 31, 2023				Asset Allocation
	Level 1	Level 2	Level 3	Total
Cash and short-term securities	—	—	—	—	0%
Public equity	11	—	—	11	62%
Fixed income	—	6	—	6	38%

Total	$11	$6	—	$17	100%

Multi-strategy and real estate funds (1)				—	0%

Total Investments				$17	100%

(1)	Net Asset Value used as practical expedient to approximate fair value.

	December 31, 2022				Asset Allocation
	Level 1	Level 2	Level 3	Total
Cash and short-term securities	$1	—	—	$1	5%
Public equity	6	—	—	6	42%
Fixed income	—	6	—	6	39%

Total	$7	$6	—	$13	85%

Multi-strategy and real estate funds (1)				2	15%

Total Investments				$15	100%

(1)	Net Asset Value used as practical expedient to approximate fair value.

Energy Harbor follows a total return investment approach using a mix of equities, fixed income and other available investments while taking into account the pension plan liabilities to optimize the long-term return on plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, and small and large capitalization funds. Other assets such as real estate funds are used to enhance long-term returns while improving portfolio diversification. Investment risk is measured and monitored on a continuing basis through periodic investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Energy Harbor’s target asset allocations for its pension portfolio is shown in the following table:

Fixed income	42%
U.S equities	30%
International equities	15%
Multi-strategy funds	11%
Cash and cash equivalents	2%

100%

Significant Concentrations of Risk

The Pension Plan’s investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to us.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Contributions

The minimum required contribution for the 2023 and 2022 plan year was zero, respectively. The Company made $3 in contributions to the pension fund in the year ended December 31, 2023, and made no contributions to the pension fund in 2022. For funding purposes, a Company can allocate a contribution back to the prior year if it’s made within eight and a half months after the end of the plan year.

The Company expects to contribute $2 to the Pension Plan in the year ended December 31, 2024.

Future Benefit Payments

Taking into account estimated employee future service, Energy Harbor expects to make the following benefit payments from plan assets and other payments, net of participant contributions:

Pension Benefits
2024	$1
2025	$1
2026	$1
2027	$1
2028	$1
Years 2029-2033	$5

Retirement Contribution Plan

Certain Energy Harbor employees are eligible to participate in the Energy Harbor 401(k) & Retirement Contribution Plan (the “401(k) Plan”), which provide for Non-elective Employer Contributions (“NEC”) and matching contributions. For the years ended December 31, 2023 and 2022 expense of $40 and $39, are included in other operating costs in the consolidated statements of income/(loss) and comprehensive income/(loss) related to these 401(k) plans, respectively.

13.	Stock-Based Compensation

Energy Harbor grants stock-based awards through the Energy Harbor Corp. 2020 Equity Incentive Plan (the “Plan”), primarily in the form of restricted stock units and restricted stock grants. Vesting periods for stock-based awards range, with the majority of awards having a vesting period of three to four years. With respect to the restricted stock units, upon settlement, the participant may elect that up to fifty percent (50%) of such vested restricted stock units to be settled in a cash payment equal to the fair value of one share of common stock for each such restricted stock unit (the “Cash-Settled Restricted Stock Units”) and the remaining percentage of such vested restricted stock units shall be settled in one share of common stock for each such restricted stock unit. Energy Harbor records the compensation costs for stock-based compensation awards that will be paid in stock over the vesting period based on the fair value on the grant date. Energy Harbor accounts for forfeitures as they occur.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

The following table shows a summary of restricted common stock unit activity:

	Common Restricted Stock Units Outstanding	Weighted-Average Grant Date Fair Value (per share)
At December 31, 2021	657,008	$23.18
Granted in 2022	886,622	57.65
Vested in 2022	(969,184)	47.31

At December 31, 2022	574,446	35.26
Granted in 2023	258,871	73.98
Forfeited in 2023	(500)	50.80
Vested in 2023	(533,504)	37.69

At December 31, 2023	299,313	$62.68

For the years ended December 31, 2023 and 2022, the fair value of common stock restricted stock units vested was $22 and $46, respectively.

The following table shows a summary of restricted preferred stock unit activity:

	Preferred Restricted Stock Units Outstanding	Weighted-Average Grant Date Fair Value (per share)
At December 31, 2021	837	$14.85
Vested in 2022	(485)	14.85

At December 31, 2022	352	14.85
Vested in 2023	(352)	14.85

At December 31, 2023	—	—

For the years ended December 31, 2023 and 2022, the fair value of preferred stock restricted stock units vested was $5 thousand and $7 thousand, respectively.

Stock-Based Compensation Expense

The Company adjusts the compensation costs for stock-based compensation awards that are expected to be paid in cash based on changes in the fair value of the award as of each reporting date. Energy Harbor records the actual tax benefit realized from tax deductions when awards are exercised or settled. The income tax effects of awards are recognized in the income statement when the awards vest, are settled or are forfeited.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

Stock-based compensation expense of awards recognized in the statements of income was $19 and $53 for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, there was approximately $10 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted for restricted stock units, which is expected to be recognized over a period of approximately two years.

Non-Qualified Deferred Compensation Plan

Under the Non-Qualified Deferred Compensation Plan (“NQDCP”), certain employees may elect to defer payment of a portion of their basic compensation, cash incentive compensation, and/or equity compensation, to the extent permitted by the Board for any given plan year, such amount to be credited to his or her personal account under the Plan. An account shall be established for each participant by the Company as of the effective date of such participant’s first deferral election. The Company may credit, from time to time, as a discretionary Company contribution to the account of a participant such amount, if any, as the Board shall determine. Such contributions may vary by individual participant or by group as determined by the Board in its sole discretion.

Awards deferred into the participant’s account will pay out in cash upon separation from service, death disability, or a change in control of the business.

14.	Commitments, Guarantees and Contingencies

Guarantees and Other Assurances

Energy Harbor has various financial and performance guarantees, and indemnifications that are issued in the normal course of business. They typically include performance guarantees, stand-by letters of credit and debt guarantees. We enter into these arrangements to facilitate commercial transactions with third parties to enhance the value of the transactions. The most significant guarantee as of December 31, 2023 and December 31, 2022 was our unsecured guarantee of EHG’s and EHNG’s outstanding secured notes.

In the normal course of business, Energy Harbor enters into physical or financially settled contracts for the sale and purchase of natural gas, electric capacity, and energy. Certain agreements and derivative instruments contain provisions that require the Company to post collateral. This collateral may be posted in the form of cash or letters of credit, depending on the terms of the individual agreement. The credit support requirements vary by contract and by counterparty. The collateral calculation allows for the offsetting of assets and liabilities with the same counterparty, where the contractual right of offset exists under applicable master netting agreements. Energy Harbor has posted cash collateral of $67 and $17 as of December 31, 2023 and 2022, respectively.

In the year ended December 31, 2023, the Company had a substantial portion of purchases from one vendor, representing 21% of total vendor purchases. As of December 31, 2023, there was no balance due to that vendor. In the year ended December 31, 2022, the Company had a substantial portion of purchases from two vendors, representing 25% of total vendor purchases. As of December 31, 2022, there was no balance due to those two vendors. The Company believes there are numerous other vendors that could be substituted should the supplier become unavailable or non-competitive.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(amounts in millions)

On October 5, 2021, the Company and certain of its subsidiaries entered into a Zero Carbon Letter of Credit Facility with certain financing institutions (including Royal Bank of Canada, Goldman Sachs and funds affiliated with Avenue Capital Management as initial anchor participants) and Royal Bank of Canada as administrative agent and collateral agent. The Zero Carbon LC Facility had an original expiry of October 5, 2022 (subsequently amended to October 5, 2024) and is secured by a first lien on the equity interests of certain subsidiaries of the Company and certain related assets. Total outstanding letters of credit as of December 31, 2023, and 2022 was $55 and $102, respectively.

Ongoing Litigation

Governmental Investigations into Activities Surrounding Ohio House Bill 6 (“HB6”)

In July 2020, the Speaker of the Ohio State House of Representatives and four other individuals were arrested in connection with activities related to the passage of HB6. In connection with the US Attorney’s Office investigation into HB6, Energy Harbor received a grand jury subpoena requiring production of certain information. Further, the Securities and Exchange Commission opened an investigation related to HB6 and such investigation is ongoing. In addition, complaints concerning alleged election irregularities related to HB6 have been referred to the Ohio Election Commission. The Company intends to continue to fully cooperate with the government investigations, and the outcome of any governmental investigations into these matters cannot be predicted.

The results of the governmental investigations and litigation matters described above, together with any future investigations or litigation matters related to the passage of HB6, could divert management’s focus and result in substantial investigation expenses, or otherwise require the commitment of substantial corporate resources. The outcome of the governmental investigations and related litigation is inherently uncertain, and a favorable or unfavorable range of outcomes cannot be predicted. If one or more legal matters were resolved against the Company, its reputation, business, financial condition, results of operations or cash flow may be adversely affected. Further, such an outcome could result in monetary damages, injunctive relief, remedial corporate measures or other relief against the Company that could adversely impact our financial condition and/or operations.

15.	Subsequent Events

On March 6, 2023, Vistra Corp. (Vistra) executed a definitive agreement with the Company, pursuant to which the Company will merge with and into a newly-formed subsidiary of Vistra. The agreement has been approved by both Company’s Board of Directors. As of February 16, 2024, all required regulatory approvals have been received, including from the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, and the Department of Justice under the Hart-Scott-Rodino Act. The companies closed the transaction on March 1, 2024.